Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  October 26, 2022

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank, announced its unaudited, consolidated financial results for the three and nine month periods ended September 30, 2022.

Unaudited Financial Information

Net income for the quarter ended September 30, 2022 was $7.7 million, or $1.36 diluted earnings per share, compared to $4.9 million, or $0.85 diluted earnings per share, for the quarter ended September 30, 2021.  The $2.8 million, or 58%, improvement in net income resulted primarily from the $2.2 million decline in non-interest expenses and a $1.3 million increase in net interest income.  The decrease in non-interest expenses was due to $2.2 million in merger-related expenses incurred during the third quarter of 2021.  Diluted earnings per share increased by $0.51 per share, or 60%, due to the higher net income.

“Fidelity’s third quarter and 2022 year-to-date results reflect continued momentum from organic growth and its expanded marketplace.” stated Daniel J. Santaniello, President and Chief Executive Officer. “The Bank increased loans, revenue, and net interest margin, and expenses remained well managed, resulting in meaningful earnings growth and an increase in shareholder dividends. Regulatory capital and asset quality metrics remain strong and Fidelity is poised for continued success.”

For the nine months ended September 30, 2022, net income was $22.9 million, or $4.03 diluted earnings per share, compared to $16.2 million, or $3.09 diluted earnings per share, for the nine months ended September 30, 2021.  The $6.7 million, or 41% improvement in net income stemmed from the $10.0 million improvement in net interest income partially offset by $1.4 million less non-interest income and $1.0 million higher non-interest expenses.

The acquisition of Landmark Bancorp, Inc. (“Landmark”) during the third quarter of 2021 resulted in growth in the Company’s earning assets which contributed to net interest income growth.  The Company continued to operate four community banking offices acquired from Landmark which contributed to the increased operating expenses.

Consolidated Third Quarter Operating Results Overview

Net interest income was $18.5 million for the third quarter of 2022, an 8% increase over the $17.2 million earned for the third quarter of 2021.  The $1.3 million improvement in net interest income resulted primarily from a $108.1 million increase in the average balance of interest-earning assets supplemented by a 20 basis point increase in fully-taxable equivalent ("FTE") yields on these earning assets partially offset by higher interest expense.  The loan portfolio had the biggest impact, producing a $1.0 million increase in interest income from $81.1 million in higher average balances and an increase of three basis points in FTE yields earned on loans.  Residential real estate contributed the most to the increase in loan interest income, growing $1.0 million from $85.5 million in higher average balances and a 20 basis point increase in FTE yields.  Interest income in the commercial portfolio decreased $0.2 million during the third quarter of 2022 versus the third quarter of 2021, primarily resulting from the recognition of $1.3 million less Small Business Administration ("SBA") fees attributable to Paycheck Protection Program ("PPP") loans over the same time periods.  Interest income from the investment portfolio grew $0.7 million from $90.9 million in increased average balances and 17 basis point higher FTE yields earned thereon.  Interest income on interest-bearing deposits grew $0.3 million from higher yields.  Partially offsetting the increase in interest income, interest expense grew $0.6 million primarily due to a 15 basis point increase in rates paid on interest-bearing deposits.

The overall cost of interest-bearing liabilities was 0.40% for the third quarter of 2022, an increase of 14 basis points from the 0.26% paid for the third quarter of 2021.  The cost of funds increased 10 basis points to 0.29% for the third quarter of 2022 from 0.19% for the third quarter of 2021.  The Company’s FTE (non-GAAP measurement) net interest spread was 3.20% for the third quarter of 2022, up six basis points from the 3.14% recorded for the third quarter of 2021.  FTE net interest margin increased by 10 basis points to 3.32% for the three months ended September 30, 2022 from 3.22% for the same 2021 period due to the increase in yields on interest-earning assets at a faster pace than the increase of rates on interest-bearing liabilities.

The provision for loan losses was $0.5 million for the third quarter of 2022, a $0.1 million increase compared to $0.4 million for the third quarter of 2021.  The increase in the provision compared to the quarter ended September 30, 2021 was due to the higher provisioning required for experienced organic loan growth in the third quarter of 2022 compared to the year earlier period. This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income decreased $0.1 million, or 2%, to $3.9 million for the third quarter of 2022 compared to $4.0 million for the third quarter of 2021.   The decrease in non-interest income was primarily attributable to $0.2 million less service charges on loans primarily from a decline in mortgage loan service charges and commercial loan late fees.  The Company also recognized $0.1 million more in losses on the disposal of premises and equipment and $0.1 million less fees from financial services.  Partially offsetting these decreases was $0.2 million higher service charges on deposits.

Non-interest expenses decreased $2.2 million, or 14%, for the third quarter of 2022 to $13.0 million from $15.2 million for the same quarter of 2021.  Non-interest expenses would have stayed flat quarter-over-quarter if not for $2.2 million of merger-related expenses incurred in the third quarter of 2021.  Non-interest expense decreases were primarily due to declines of $0.1 million in salaries and employee benefits and $0.1 million in data processing and communications.  These decreases were offset by increases of $0.1 million in advertising and marketing and $0.1 million in loan collection expenses.

The provision for income taxes increased $0.5 million during the third quarter of 2022 due to higher income before taxes compared to the third quarter of 2021.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $53.9 million for the nine months ended September 30, 2022 compared to $43.9 million for the nine months ended September 30, 2021.  The $10.0 million, or 23%, improvement was the result of earnings from a larger average balance of interest-earning assets supplemented by higher FTE yields earned on these assets which partially offset an increase in interest expense from a larger average balance and rate paid on interest-bearing deposits.  The loan portfolio had the biggest impact, producing $6.8 million more interest income from $238.8 million in higher average balances.  Interest income in the commercial portfolio increased $2.8 million during the nine months ended September 30, 2022 compared to the same 2021 period, despite recognition of $3.0 million less SBA fees attributable to PPP loans over the same time periods.  Interest income from investments increased $3.5 million from a $227.1 million larger average balance in the portfolio along with a nine basis point increase in yields. On the funding side, interest expense increased by $0.7 million due to a $286.2 million larger average balance of interest-bearing deposits and a two basis point increase in the rates paid on those deposits.  FTE net interest spread was 3.19% for the first nine months of 2022, or five basis points higher than the 3.14% recorded for the first nine months of 2021.  Over the same time period, the Company’s FTE net interest margin also increased by five basis points to 3.28% from 3.23%.

For the nine months ended September 30, 2022, the provision for loan losses was $1.6 million relatively unchanged from the same 2021 period as the increased provisioning needed for higher organic loan growth was offset by a $0.4 million specific reserve incurred during the prior year that was not required in the current year.  This amount of provisioning was respective to the loan growth achieved during 2022 and reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the nine months ended September 30, 2022 was $12.7 million, a decrease of $1.4 million, or 10%, from $14.1 million for the nine months ended September 30, 2021.  The decrease in non-interest income was attributable to the decline in residential mortgage activity stemming from increased mortgage rates and a reduction in secondary market activity which lowered the level of gains by $2.3 million during the first nine months of 2022 compared to the same 2021 period.  The Company also recorded $0.5 million less service charges on loans.  Partially offsetting these decreases was $0.7 million in higher service charges on deposits.

Non-interest expenses increased to $38.5 million for the nine months ended September 30, 2022, an increase of $1.0 million, or 3%, from $37.5 million for the nine months ended September 30, 2021.  Non-interest expenses would have increased another $3.5 million if not for merger-related expenses of $3.1 million and a FHLB prepayment penalty of $0.4 million incurred during the first nine months of 2021.  The largest driver of this increase was a $2.9 million increase in salaries and employee benefit expenses.

The provision for income taxes increased $0.9 million during first nine months of 2022 compared to the same 2021 period due to the higher income before taxes.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets grew to $2.4 billion as of September 30, 2022, an increase of $17 million from December 31, 2021.  Growth in the loan portfolio of $58 million and $37 million of cash and cash equivalents was offset by a reduction of the investments portfolio by $103 million due to recording net unrealized losses resulting from the significantly higher intermediate to long-term U.S. Treasury interest rates through the first nine months of 2022.  The net growth in loans includes $38 million in paydowns on PPP loans, net of deferred fees.  Partially offsetting the decrease in the investment portfolio was the $22 million increase in deferred tax assets due to the unrealized losses in the investment portfolio.  During the same time period, total liabilities increased $82 million, or 4%.  Deposit growth of $83 million was used to fund loan growth with the excess increasing cash balances.

Shareholders’ equity decreased $65.2 million, or 31%, to $146.5 million at September 30, 2022 from $211.7 million at December 31, 2021.   The decrease was caused by an $82.5 million, after tax, reduction in accumulated other comprehensive income from net unrealized losses recorded in the investment portfolio stemming from the increase in intermediate to long-term U.S. Treasury interest rates.  At September 30, 2022, there were no securities identified with credit-related, other-than-temporary impairment losses.  During the first nine months of 2022, the Company acquired treasury stock totaling $1.2 million which further reduced shareholders' equity.  Partially offsetting these decreases, retained earnings improved from net income of $22.9 million, partially offset by $5.7 million in cash dividends paid to shareholders.  An additional $1.2 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also partially offset the decrease in shareholders' equity.   Accumulated other comprehensive income (loss) is excluded from regulatory capital ratios.  The Company remains well capitalized with Tier 1 capital at 8.51% of total average assets as of September 30, 2022.  Total risk-based capital was 14.34% of risk-weighted assets and Tier 1 risk-based capital was 13.27% of risk-weighted assets as of September 30, 2022.  Tangible book value per share was $22.24 at September 30, 2022 compared to $33.68 at December 31, 2021.  Tangible common equity was 5.19% of total assets at September 30, 2022 compared to 7.93% at December 31, 2021.

Asset Quality

Total non-performing assets were $4.5 million, or 0.19% of total assets, at September 30, 2022, compared to $6.4 million, or 0.27% of total assets, at December 31, 2021.  Past due and non-accrual loans to total loans were 0.26% at September 30, 2022 compared to 0.34% at December 31, 2021.  Net charge-offs to average total loans were 0.04% at September 30, 2022 unchanged compared to 0.04% at December 31, 2021.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank (“Fidelity Bank”).  Fidelity Bank operates 21 full-service offices throughout Lackawanna, Luzerne, Lehigh and Northampton Counties, along with a limited production commercial office in Luzerne County and a Fidelity Bank Wealth Management Minersville Office in Schuylkill County.  Fidelity Bank provides a digital and virtual experience via digital services, and digital account opening offered through online banking at bankatfidelity.com and the mobile app.  Additionally, Fidelity Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and an array of personal and business banking products and services.  Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 3,100 hours of volunteer time and over $1.8 million in donations to non-profit organizations directly within the markets served throughout 2021.  The Company continues its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2022 and 2021.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

■	local, regional and national economic conditions and changes thereto;
■	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
■	the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and any other pandemic, epidemic or other health-related crisis and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;
■	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
■	the impact of new or changes in existing laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance and their application with which the Company and its subsidiaries must comply;
■	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
■	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
■	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
■	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
■	the risks of changes and volatility of interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

■	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
■	technological changes;
■	the interruption or breach in security of our information systems, continually evolving cybersecurity and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;
■	acquisitions and integration of acquired businesses;
■	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
■	inflation, securities markets and monetary fluctuations and volatility;
■	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
■	acts of war or terrorism;
■	disruption of credit and equity markets; and
■	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$134,042	$96,877
Investment securities	635,787	738,980
Restricted investments in bank stock	3,639	3,206
Loans and leases	1,524,328	1,464,855
Allowance for loan losses	(16,779)	(15,624)
Premises and equipment, net	30,971	29,310
Life insurance cash surrender value	53,711	52,745
Goodwill and core deposit intangible	21,264	21,570
Other assets	48,805	27,185

Total assets	$2,435,768	$2,419,104

Liabilities
Non-interest-bearing deposits	$616,844	$590,283
Interest-bearing deposits	1,636,389	1,579,582
Total deposits	2,253,233	2,169,865
Short-term borrowings	10	-
Secured borrowings	7,688	10,620
Other liabilities	28,350	26,890
Total liabilities	2,289,281	2,207,375

Shareholders' equity	146,487	211,729

Total liabilities and shareholders' equity	$2,435,768	$2,419,104

Average Year-To-Date Balances:	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$84,399	$146,986
Investment securities	700,347	568,785
Restricted investments in bank stock	3,472	3,181
Loans and leases	1,487,247	1,299,960
Allowance for loan losses	(16,443)	(16,100)
Premises and equipment, net	30,455	28,956
Life insurance cash surrender value	53,281	48,570
Goodwill and core deposit intangible	21,409	12,180
Other assets	37,755	23,069

Total assets	$2,401,922	$2,115,587

Liabilities
Non-interest-bearing deposits	$589,581	$517,599
Interest-bearing deposits	1,595,381	1,376,364
Total deposits	2,184,962	1,893,963
Short-term borrowings	72	97
Secured borrowings	9,301	9,122
FHLB advances	-	848
Other liabilities	27,742	22,322
Total liabilities	2,222,077	1,926,352

Shareholders' equity	179,845	189,235

Total liabilities and shareholders' equity	$2,401,922	$2,115,587

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Nine months ended
	Sep. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
Interest income
Loans and leases	$16,320	$15,359	$46,595	$39,817
Securities and other	3,815	2,814	10,783	6,863

Total interest income	20,135	18,173	57,378	46,680

Interest expense
Deposits	(1,550)	(878)	(3,321)	(2,583)
Borrowings and debt	(75)	(121)	(110)	(147)

Total interest expense	(1,625)	(999)	(3,431)	(2,730)

Net interest income	18,510	17,174	53,947	43,950

Provision for loan losses	(525)	(450)	(1,575)	(1,550)
Non-interest income	3,911	4,009	12,722	14,102
Non-interest expense	(13,028)	(15,185)	(38,484)	(37,492)

Income before income taxes	8,868	5,548	26,610	19,010

Provision for income taxes	(1,179)	(689)	(3,735)	(2,788)
Net income	$7,689	$4,859	$22,875	$16,222

	Three Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Mar. 31. 2022	Dec. 31, 2021	Sep. 30, 2021
Interest income
Loans and leases	$16,320	$15,500	$14,775	$15,614	$15,359
Securities and other	3,815	3,565	3,403	3,174	2,814

Total interest income	20,135	19,065	18,178	18,788	18,173

Interest expense
Deposits	(1,550)	(950)	(822)	(873)	(878)
Borrowings and debt	(75)	30	(65)	(37)	(121)

Total interest expense	(1,625)	(920)	(887)	(910)	(999)

Net interest income	18,510	18,145	17,291	17,878	17,174

Provision for loan losses	(525)	(525)	(525)	(450)	(450)
Non-interest income	3,911	4,256	4,554	4,185	4,009
Non-interest expense	(13,028)	(12,800)	(12,654)	(12,614)	(15,185)

Income before income taxes	8,868	9,076	8,666	8,999	5,548

Provision for income taxes	(1,179)	(1,412)	(1,144)	(1,213)	(689)
Net income	$7,689	$7,664	$7,522	$7,786	$4,859

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Sep. 30, 2022	Jun. 30, 2022	Mar. 31. 2022	Dec. 31, 2021	Sep. 30, 2021
Assets
Cash and cash equivalents	$134,042	$109,125	$97,403	$96,877	$167,386
Investment securities	635,787	674,833	711,583	738,980	686,926
Restricted investments in bank stock	3,639	3,622	3,231	3,206	3,321
Loans and leases	1,524,328	1,494,316	1,479,114	1,464,855	1,435,997
Allowance for loan losses	(16,779)	(16,590)	(16,081)	(15,624)	(15,601)
Premises and equipment, net	30,971	30,855	31,336	29,310	29,406
Life insurance cash surrender value	53,711	53,383	53,065	52,745	52,417
Goodwill and core deposit intangible	21,264	21,360	21,462	21,570	21,678
Other assets	48,805	44,036	39,661	27,185	30,269

Total assets	$2,435,768	$2,414,940	$2,420,774	$2,419,104	$2,411,799

Liabilities
Non-interest-bearing deposits	$616,844	$610,987	$599,497	$590,283	$586,952
Interest-bearing deposits	1,636,389	1,606,637	1,610,508	1,579,582	1,576,498
Total deposits	2,253,233	2,217,624	2,210,005	2,169,865	2,163,450
Short-term borrowings	10	10	-	-	-
Secured borrowings	7,688	7,736	10,572	10,620	16,885
Other liabilities	28,350	26,951	24,954	26,890	25,895
Total liabilities	2,289,281	2,252,321	2,245,531	2,207,375	2,206,230

Shareholders' equity	146,487	162,619	175,243	211,729	205,569

Total liabilities and shareholders' equity	$2,435,768	$2,414,940	$2,420,774	$2,419,104	$2,411,799

Average Quarterly Balances:	Sep. 30, 2022	Jun. 30, 2022	Mar. 31. 2022	Dec. 31, 2021	Sep. 30, 2021
Assets
Cash and cash equivalents	$88,863	$69,086	$95,319	$117,746	$185,835
Investment securities	672,595	693,121	736,021	725,977	640,900
Restricted investments in bank stock	3,645	3,538	3,228	3,246	3,430
Loans and leases	1,511,268	1,482,629	1,467,362	1,452,676	1,430,142
Allowance for loan losses	(16,911)	(16,441)	(15,966)	(15,857)	(18,716)
Premises and equipment, net	30,956	31,091	29,301	29,399	31,381
Life insurance cash surrender value	53,599	53,277	52,960	52,635	52,285
Goodwill and core deposit intangible	21,308	21,405	21,517	21,632	9,579
Other assets	42,564	40,878	29,679	26,679	23,420

Total assets	$2,407,887	$2,378,584	$2,419,421	$2,414,133	$2,358,256

Liabilities
Non-interest-bearing deposits	$589,227	$593,121	$586,363	$585,899	$579,629
Interest-bearing deposits	1,614,573	1,579,150	1,592,173	1,575,844	1,522,149
Total deposits	2,203,800	2,172,271	2,178,536	2,161,743	2,101,778
Short-term borrowings	10	206	-	-	68
Secured borrowings	7,707	9,644	10,584	16,053	20,140
FHLB advances	-	-	-	-	49
Other liabilities	29,031	27,164	27,008	27,410	23,798
Total liabilities	2,240,548	2,209,285	2,216,128	2,205,206	2,145,833

Shareholders' equity	167,339	169,299	203,293	208,927	212,423

Total liabilities and shareholders' equity	$2,407,887	$2,378,584	$2,419,421	$2,414,133	$2,358,256

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Financial Data

	Three Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Mar. 31. 2022	Dec. 31, 2021	Sep. 30, 2021
Selected returns and financial ratios
Basic earnings per share	$1.36	$1.35	$1.33	$1.38	$0.86
Diluted earnings per share	$1.36	$1.35	$1.32	$1.37	$0.85
Dividends per share	$0.33	$0.33	$0.33	$0.33	$0.30
Yield on interest-earning assets (FTE)*	3.60%	3.50%	3.34%	3.40%	3.40%
Cost of interest-bearing liabilities	0.40%	0.23%	0.22%	0.23%	0.26%
Cost of funds	0.29%	0.17%	0.16%	0.17%	0.19%
Net interest spread (FTE)*	3.20%	3.27%	3.12%	3.17%	3.14%
Net interest margin (FTE)*	3.32%	3.34%	3.18%	3.24%	3.22%
Return on average assets	1.27%	1.29%	1.26%	1.28%	0.82%
Return on average equity	18.23%	18.16%	15.01%	14.79%	9.07%
Return on average tangible equity*	20.89%	20.79%	16.78%	16.49%	9.50%
Efficiency ratio (FTE)*	56.38%	55.45%	56.21%	55.52%	69.79%
Expense ratio	1.51%	1.44%	1.36%	1.38%	1.88%

	Nine months ended
	Sep. 30, 2022	Sep. 30, 2021
Basic earnings per share	$4.05	$3.11
Diluted earnings per share	$4.03	$3.09
Dividends per share	$0.99	$0.90
Yield on interest-earning assets (FTE)*	3.48%	3.42%
Cost of interest-bearing liabilities	0.29%	0.28%
Cost of funds	0.21%	0.20%
Net interest spread (FTE)*	3.19%	3.14%
Net interest margin (FTE)*	3.28%	3.23%
Return on average assets	1.27%	1.08%
Return on average equity	17.01%	11.88%
Return on average tangible equity*	19.30%	12.49%
Efficiency ratio (FTE)*	56.01%	62.98%
Expense ratio	1.43%	1.55%

Non-GAAP Measures	Three Months Ended		Nine months ended
(dollars in thousands except per share data)	Sep. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
Net income	$7,689	$4,859	$22,875	$16,222
Merger-related expenses, net of income taxes	-	1,739	-	2,629
FHLB prepayment penalty, net of income taxes	-	-	-	291
Adjusted net income*	$7,689	$6,598	$22,875	$19,142
Adjusted basic earnings per share*	$1.36	$1.17	$4.05	$3.67
Adjusted diluted earnings per share*	$1.36	$1.16	$4.03	$3.64
Interest income adjustment to FTE*	$687	$577	$2,038	$1,480
Adjusted return on average assets*	1.27%	1.11%	1.27%	1.27%
Adjusted return on average tangible equity*	20.89%	12.90%	19.30%	14.74%

Other financial data	At period end:
(dollars in thousands except per share data)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31. 2022	Dec. 31, 2021	Sep. 30, 2021
Book value per share	$26.02	$28.77	$30.97	$37.50	$36.41
Tangible book value per share*	$22.24	$24.99	$27.17	$33.68	$32.57
Equity to assets	6.01%	6.73%	7.24%	8.75%	8.52%
Allowance for loan losses to:
Total loans	1.10%	1.11%	1.09%	1.09%	1.12%
Non-accrual loans	5.23x	5.17x	6.97x	5.30x	5.68x
Non-accrual loans to total loans	0.20%	0.21%	0.16%	0.20%	0.19%
Non-performing assets to total assets	0.19%	0.20%	0.17%	0.27%	0.25%
Net charge-offs to average total loans	0.04%	0.01%	0.02%	0.04%	0.02%

Capital Adequacy Ratios
Total risk-based capital ratio	14.34%	14.30%	14.18%	14.51%	14.52%
Common equity tier 1 risk-based capital ratio	13.27%	13.21%	13.11%	13.40%	13.38%
Tier 1 risk-based capital ratio	13.27%	13.21%	13.11%	13.40%	13.38%
Leverage ratio	8.51%	8.43%	8.14%	7.94%	7.89%

* See non-GAAP Financial Measures above.